Exhibit 99.2

Under Armour: Fourth Quarter 2007 Earnings Call – Brad Dickerson

Thanks Kevin. I would now like to provide some information around our fourth quarter and full year Income Statement. In addition, I will also discuss our 2007 year-end and 2008 outlook for some key Balance Sheet items.

First, our Income Statement.

Our net revenues for the fourth quarter grew 29% over the prior year quarter. This was largely driven by a nearly 30% growth in our Apparel sales. For the full year, our net revenues grew 41% to $606.6 million, driven primarily by a 37% increase in our Apparel sales, combined with a 52% increase in our Footwear sales. For both the quarter and the full year, we also had strong growth in our Accessories sales and our Licensing revenues.

For the quarter, gross margin improved by 140 basis points to 52.0% from 50.6% in the prior year quarter. The primary drivers impacting the margin improvement for the quarter include the following:

•

First, growth in our Licensing and Direct to Consumer sales, which includes our website, catalogue, and retail stores, provided improvement in gross margin for the quarter. More specifically, our Direct to Consumer sales, which generally yield higher margin percentages, grew 80% quarter over quarter.

•	Second, as planned, since the beginning of 2007, we have been shifting dollars previously given as customer discounts to in-store marketing in SG&A.

For the full year, gross margin improved by 20 basis points to 50.3% from 50.1% in the prior year, in line with our most recent guidance for 2007.

SG&A as a percentage of net revenues for the quarter was 35.8% compared to 37.5% in the prior year quarter. This 170 basis point decrease in SG&A quarter over quarter was driven primarily from a reduction in Marketing from 12.6% in 2006 to 11.2% in 2007. Similar to prior quarters, increased investments in our growth initiatives, which include International, Footwear and Direct to Consumer, accounted for more than 40% of our quarter over quarter dollar increase in SG&A.

For the full year, SG&A as a percentage of revenue decreased 80 basis points from 36.9% in 2006 to 36.1% in 2007. Marketing costs remained within our target range of 10 to 12 percent of net revenues, representing 11.7% of net revenues in 2007, compared to 11.2% in the prior year. By leveraging some of our fixed overhead components, we were able to more than offset this 50 basis point increase in Marketing for the year.

Our operating income for the quarter increased to $28.3 million compared to $17.7 million in the prior year, an increase of 59%. For the full year, our operating income increased to $86.3 million compared to $56.9 million in the prior year, an increase of 52%, exceeding our previously provided outlook.

Operating margin for the fourth quarter was 16.2% compared to 13.1% in 2006. For the full year, our operating margin increased 100 basis points to 14.2% from 13.2%. The growth in our operating income and improvement to our operating margin were driven by the strength in our top line and the leveraging of our SG&A spending.

Our resulting Net Income for the quarter increased to $16.9 million from $11.9 million in the same period last year. Fourth quarter diluted earnings per share was $0.34 compared to $0.24 in the prior year. Full year Net Income increased to $52.6 million from $39.0 million in the prior year, resulting in diluted earnings per share of $1.05, exceeding the preliminary estimate provided on January 17th.

Now I would like to move on to the Balance Sheet.

Total Cash and cash equivalents at the end of the year were $40.6 million, and Cash, net of debt was $26.3 million, ahead of our most recent outlook. For the year, Cash, net of debt decreased by $38.1 million to $26.3 million. This year-over-year decrease was primarily a result of investments in inventory and capital expenditures, which I will speak about shortly. For the full year 2008, we expect Cash, net of debt, to remain relatively flat from our 2007 year end balance.

Net Accounts Receivable increased 30.1%, or $21.6 million, on a year over year basis, which was in line with our net revenue growth for the quarter. In 2008 we expect Net Accounts Receivable to continue to grow in line with top line growth.

Now I’d like to discuss our inventory.

In-line with our most recent outlook, inventory increased 9% from September 30, 2007 to $166.1 million.

For 2008, our Inventory Strategy is focused on continuing to meet consumer demand while improving our inventory efficiency. We expect to achieve this by:

•	First, being in stock on core offerings,

•	Second, shipping seasonal product at the start of the shipping window in order to maximize the productivity of our floor sets, and

•	Third, earmarking any seasonal excess for our Outlet Stores and operating those stores at a profit

Our inventory consists of three buckets—Core, Seasonal and Prior.

•	Core inventory, which represents approximately 60% of our total inventory, is available for sale over the next 12 months and beyond. In

2007, our strategy was to increase order fulfillment rates from the low 80’s to the mid 90’s on increased demand. This strategy led us to double our level of safety stock in core auto-replenishment items. This strategy significantly impacted our top line growth. Additionally, we also took receipt of our entire season’s Cold Gear product by the end of October 2007 to take advantage of significantly favorable duty rates. This strategy has positioned us to receive a similar benefit for Cold Gear and Fleece Programs in 2008.

For 2008 our strategy around core auto-replenishment programs is to continue to fill our demand at 90-95% while reducing the number of weeks of supply in safety stock. Through improved supply chain efficiencies, which we tested in 2007, we are already beginning to make adjustments to safety stock levels and expect to see an improvement in Core inventory productivity during the back half of 2008.

•

Seasonal inventory, which represents approximately 30% of our total inventory, pertains to styles that will drop from our product line within the next 12 months. We generally purchase seasonal inventory based on visibility of future bookings. Our strategy for seasonal inventory is to set the retail floor at the start of the sell through window. Our early receipt of Spring 2008 product has put us in a good position to service that seasonal business.

•

Prior Inventory represents 10% of our inventory and pertains to dropped styles which are earmarked for our Retail Outlet Stores. For 2008, we plan to add 5 new outlet stores bringing the total to 22 by year end. It is worth noting that we currently do not cut product for our Outlets.

As we move to capital expenditures, we need to continue to point out that we are building the foundation for large, scalable businesses. Our investment in capital expenditures for the fourth quarter was approximately $9.0 million, which brought the total to approximately $35.0 million for the full year, in-line with our previous outlook.

Our 2008 capital investments are planned at levels similar to 2007 and will include approximately:

•	$15 million in our branded concept shop and in-store fixtures,

•	$5 million in upgrades and improvements to our existing distribution facilities,

•	$7 million in upgrades and improvements to our information technology infrastructure including additional investments to our website, and

•	The remaining balance in general corporate improvements to support our growth.

In addition, as Kevin discussed, in 2008 we will expand our full-price retail test. We anticipate adding 3 to 4 additional full-price retail stores in 2008. The investment in these stores will represent an additional $5 to $7 million for the year and brings our total 2008 capital expenditures to the $40 to $42 million range.

Now Wayne will take you through our remaining outlook for 2008.

Under Armour: Fourth Quarter 2007 Earnings Call – Wayne Marino

Outlook for 2008

Thank you Brad, and good morning everyone. I will take the next several minutes to provide you with our top and bottom line outlook for 2008.

First, I would like to remind you that our long term growth targets remain at 20-25% for both our top and bottom lines. Due to the strength of the Brand in existing channels, the increased productivity of our new concept shops, the continued expansion of key customers and the ability of the brand to expand into new categories, we believe 2008 revenues and income from operations will increase between 26%- 28%. While we remain confident in our business and our long term strategy, we believe it is prudent to consider the current macro economic environment in providing our outlook for the year.

Our Strategic Growth Initiatives remain the same

•	First, grow our Men’s and Women’s U.S. apparel business,

•	Second, expand our Footwear business by launching new categories while maintaining a disciplined approach to gaining market share in existing cleated footwear categories, and

•	Third, continue to build the Under Armour Brand internationally.

•	Additionally, as Kevin mentioned, based on the success we have had to-date with our web business and our first branded store in Annapolis, we plan to continue to grow our Direct-to-Consumer sales.

Now a little more detail around these growth initiatives.

Our Apparel business will continue to be a significant part of our business for 2008. Men’s full year growth is planned in the range of our long term growth target of 20-25%, while all other apparel businesses are projected to grow at an even faster pace.

We had strong growth in apparel in 2007, and we believe additional opportunity can be captured in 2008 through:

•	Strong order fulfillment within our core product offering,

•	Expansion of our lines in the Training, Golf, Football, and Outdoor categories,

•	Continued innovation resulting in consumers moving into better performance products driving higher ASPs, and

•	Continued expansion of our larger strategic accounts into new geographic markets.

The growth of our Footwear business will be driven by the expansion of the Under Armour Brand into new categories of footwear. The next phase of this plan begins with the launch of our Performance Trainer on May 3rd. We believe that success with this launch will position us to introduce additional performance footwear categories in 2009 and beyond.

Internationally, we will continue to focus on Western Europe, with particular emphasis on the UK, France and Germany. We continue to believe that the long term opportunity for the Under Armour brand internationally is as large as the opportunity in the U.S., and we will make the appropriate investments in people, brand and infrastructure in 2008 and beyond to reach that goal. We expect our rate of top line growth internationally for 2008 to outpace the Company’s overall year over year top line growth rate.

For 2008, we believe that our Direct-to-Consumer sales, which currently include our Website, Catalogue, Outlet stores and 1 full price test store, will be an important contributor to our top line dollar growth and an even greater contributor to our operating income growth. Our first branded store located in the Annapolis Mall, which opened in November of 2007, has thus far exceeded our internal projections. We believe that there is more to learn about our full price retail opportunity, and as Brad mentioned earlier, we are planning to open 3 to 4 new test stores in new geographic markets over the next year.

Based on these growth drivers, we believe 2008 net revenues will increase 26-28% resulting in a top line between $765 million and $775 million.

Now I would like to comment on the timing of our business.

Historically, a greater percentage of our revenues have been recognized in the back half of the year, and we expect 2008 revenues to reflect a similar pattern to that which occurred in 2007. For the first half of 2008, we continue to plan top line growth in-line with our full year growth targets.

However, based on factors that I will explain to you shortly, we expect our 2008 earnings to be more heavily weighted towards the back half.

Gross Margin:

Based on the visibility that we have today, we believe that our gross margin for 2008 will show a 40 to 50 bps improvement as a result of:

•	Growth in our higher margin Direct to Consumer sales, outpacing growth in our overall business

•

Offset in part by our anticipated growth in Footwear, which carries lower margins than our existing Apparel margins. The margin impact of Footwear will be most evident in the second quarter where we are planning gross margins to be lower than the prior year. However we believe our Performance Trainer will carry higher margins than our cleated footwear business.

SG&A:

We will continue to make investments to drive the growth of the brand in 2008 while also investing in initiatives that will drive our longer term growth.

First let me begin with Marketing. We believe that our marketing has a direct impact on our top line. In 2008 we plan to invest between 12%-13% of our full year net revenues to tell our story and support major launches, specifically the Performance Training Shoe in Q2 of 2008.

It’s important to note that our Marketing line includes people, print and media, sports marketing, the amortization of fixtures and all our in-store marketing efforts. Additionally, we do all of our creative in-house. If you recall, in 2007 we shifted certain discounts towards improving the presentation of the Under Armour brand at retail—essentially representing a shift from margin dollars to marketing dollars. For 2008 we plan to continue this strategy and expect to open or reshape over 300 in store shops with our best retail partners.

We have said in the past that as our business becomes more diverse in terms of product assortment, gender, and sport categories, we would adjust the timing of our marketing spend to reflect this more balanced mix. Historically we have spent approximately 40% of our marketing dollars in the first half of the year. As we have stated, for 2008 we are planning to spend more than half of our marketing dollars in the first half to support our New Prototype brand campaign. We will use “The New Prototype” campaign as a platform to launch our Performance Trainer in Q2. As always, we will be opportunistic with the timing of our marketing spend and provide appropriate updates on marketing spend as we manage our business during the year.

Below the Marketing line, we plan to continue to invest each and every quarter in our strategic growth initiatives such as Footwear, International and Direct to Consumer, putting the infrastructure in place to build large, scalable businesses and to market the Under Armour Brand globally. We have already seen these investments begin to pay off with approximately 30% of our top line growth in 2007 coming from these new businesses. For 2008, we anticipate over 40% of our top line growth will be generated from these investments.

As a result of our top line growth, we expect other fixed components of our SG&A to leverage and partially offset the increased spend in Marketing, resulting in a 40 basis point increase in SG&A as a percentage of Net Revenues for 2008.

Based on these projections, we believe income from operations will grow 26-28% in 2008 resulting in a full year range of $108.5 million to $110.5 million. However, based on the seasonality of our top line, the timing of investments, and the impact of Performance Training Footwear on second quarter gross margins, our earnings in 2008 will be more back-half weighted. We are currently anticipating first-half EPS in the range of $0.03 to $0.05.

For the full year, we expect our effective tax rate to increase to 41.6% up from 41.0% in 2007 and a weighted average diluted share count in the range of 50.5 – 51.0 million shares.

We are excited about the upcoming year, and we believe our ability to continually invest in large scalable businesses, and the marketing to support these initiatives, is paramount to our long term success.

Now Kevin, Brad and I will take your questions.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.